SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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[ ]	Preliminary Consent Statement
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[ ]	Definitive Consent Statement
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[ ]	Soliciting Material Pursuant to § 240.14a-12

The Wet Seal, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Fund, L.P.
Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Special Opportunities Master Fund, Ltd.
Clinton Group, Inc.
George E. Hall
Raphael Benaroya
Dorrit M. Bern
Lynda J. Davey
Mindy C. Meads
John S. Mills

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Clinton Spotlight Fund, L.P.
c/o Clinton Group, Inc.
9 West 57th Street
New York, New York  10019

September 13, 2012

Board of Directors
The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610

RE:	Equal Access for Board Nominees

Gentlemen:

I write on behalf of Clinton Spotlight Fund, L.P. and its affiliates (“Clinton"), which are the owners of 6.7% of the common stock of The Wet Seal, Inc. ("Wet Seal" or the "Company"). As you know, Clinton is seeking the consent of its fellow Wet Seal stockholders to remove four of the five directors and to replace them, and fill the one vacant board seat, with independent professionals.

Our nominees for the Board are experienced professionals that are independent of Clinton and its executives. As you know, none of these nominees has any business or financial ties to our firm.

While we are soliciting support for our proposals, our nominees have already begun to function as a group, meeting with industry experts and analyzing alternatives for creating stockholder value. They have undertaken these tasks on their own and, we understand, are intent on being prepared to step into the boardroom if, and as soon as, stockholders consent to their election.

Our nominees stand prepared to continue to work hard on the Company’s problems, even before they are officially seated. Putting our differences to the side for the moment, I believe we can all agree that a smooth transition (in the event there is to be a transition) is in the interests of the Company and its stockholders. Accordingly, we respectfully request that our nominees be brought into discussions with the Company’s investment bankers and executive recruiters. Our nominees, of course, would be willing to sign confidentiality agreements, including a provision that they would not disclose any information they learn to us.

The benefits of a smooth transition are manifest; ensuring such a transition occurs is completely in your control. At a critical time for Wet Seal, the Company is spending heavily to get advice from two investment banks and an executive recruiter. There is no reason for stockholders’ money to be wasted on these efforts in the event the stockholders determine they prefer a different board. A seamless transition would ensure the work being performed by these outside professionals creates value for the Company no matter who sits in the directors’ seats.

We are told that our nominees have been contacted by a number of qualified executives who are interested in the Chief Executive Officer position. It is in the Company’s best interest that those candidates be included in the executive search process, even though several of them have expressed that they would only be interested in the position if a new board were put in place. So too would it be beneficial for the Company and its executive recruiters to get the benefit of the nominees’ industry relationships and network.

Similarly, to the extent the Company’s bankers are analyzing the Company’s financial and strategic alternatives, it behooves the stockholders to have both sets of potential board members informed of the bankers’ analysis. With the significant capital structure and strategic transaction experience of our nominees, access to the bankers now may well enhance the Company’s strategic and financial alternatives process immediately. Such access would certainly ensure that stockholders’ money and time is not wasted.

Our nominees stand prepared to meet with the Company’s outside advisors at any time convenient for the Company. Please reach me at 212-825-0400 so I can provide contact information for our nominees.

Sincerely yours,

Joseph A. De Perio
Senior Portfolio Manager

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.